    As filed with the Securities and Exchange Commission on July 11, 2000

                                                Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              ------------------

                           DURASWITCH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                    NEVADA                           88-0308867
       (State or other jurisdiction of            (I.R.S. Employer
        incorporation or organization)           Identification No.)

       234 SOUTH EXTENSION ROAD, SUITE
                     103                             85210-8427
                MESA, ARIZONA                        (Zip Code)
       (Address of Principal Executive
                   Offices)

                               ---------------


              DURASWITCH INDUSTRIES, INC. 2000 STOCK OPTION PLAN

                           (Full titles of the plans)

                             -------------------

               ROBERT J. BRILON                       Copy to:
        President and Chief Financial           P. ROBERT MOYA, ESQ.
                   Officer                      MARK K. BRIGGS, ESQ.
         Duraswitch Industries, Inc.             Quarles & Brady LLP
       234 South Extension Road, Suite   One East Camelback Road, Suite 400
                     103                       Phoenix, Arizona 85012
           Mesa, Arizona 85210-8427

                     (Name and address of agent for service)


                                (480) 586-3300
        (Telephone number, including area code, of agent for service)

                             -------------------


                         CALCULATION OF REGISTRATION FEE

      -----------------------------------------------------------------------
                                      Proposed       Proposed
                         Amount to     maximum        maximum
           Title of          be       offering       aggregate     Amount of
       Securities to be  Registered   price per   offering price  Registration
          registered       (1)(4)    share(2)(3)     (2)(3)(4)      fee(5)
      -----------------------------------------------------------------------
         Common Stock
       $.001 par value    250,000      $7.025       $1,756,250       $464
          per share
      -----------------------------------------------------------------------

(1) Includes 250,000 shares of common stock being registered for issuance pursuant to the exercise of options granted under Duraswitch's 2000 stock option plan.

(2) Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the weighted average of: (a) options to purchase 205,000 shares of common stock available to be issued under Duraswitch's 2000 stock option plan, at $7.25 per share, which is the average of the high and low sales prices of Duraswitch's common stock on the American Stock Exchange on July 5, 2000; and (b) granted options to purchase 45,000 shares of common stock under Duraswitch's 2000 stock option plan, at $6.00 per share.

(3) The actual offering price will be determined in accordance with the terms of Duraswitch's 2000 stock option plan. However, with respect to incentive stock options granted under the plan, in no event will the offering price be less than 100% of the fair market value of the Duraswitch's common stock on the date on which the option is granted.

(4) The above securities provide for the possible adjustment of the number, price and kind of shares covered by options granted or to be granted in the event of certain capital or other changes affecting the Duraswitch's common stock. This registration statement therefore covers, in addition to the above-stated shares, an indeterminate number of shares that may become subject to Duraswitch's 2000 stock option plan by reason of any such adjustment.

(5) The filing fee has been previously paid. In connection with its registration statement on Form SB-2 in 1999, Duraswitch paid a total of $8,622 in filing fees ($2,238 on July 30, 1999 and $6,394 on June 4,
      1999). The offering was later decreased in size so that a total fee of only $3,996 was due, leaving a balance of $4,636. It is from this balance that Duraswitch wishes to pay the filing fee for this registration statement on Form S-8.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to DuraSwitch stock option plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, filed by Duraswitch with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities Exchange Act of 1934, are incorporated in this registration statement by reference:

(a) Duraswitch's annual report on Form 10-KSB for the fiscal year ended December 31, 1999;

(b) Duraswitch's quarterly report on Form 10-QSB for the period ended March 31, 2000;

(c) Duraswitch's registration statement on Form 8-A dated June 26, 1999, which contains a description of Duraswitch's common stock, and any amendments or reports filed for the purpose of updating such description; and

(d) Duraswitch's 8-K dated June 23, 2000, filed with the SEC on or about June 23, 2000.


      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

      Not applicable. See Item 3(c) above.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Joel H. Bock, an attorney with the firm of Dorn, McEachern, Jambor & Keating, who provides intellectual property-oriented legal services to DuraSwitch, owns a total of 15,255 shares of common stock. DuraSwitch provided 7,628 of those shares to Mr. Bock as partial payment for his firm's legal services. He purchased the remaining shares on June 1, 1997 at $1.31 per share, which was the market price at that time.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      Chapter 208, L. '97, 1 of the General Corporation Law of the State of Nevada (the "General Corporation Law") provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he of she is or was a director, officer, or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonable incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

      Chapter 208, L. '97, 2 of the General Corporation Law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgments in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above. However, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determined that despite the adjuration of liability, but in view of all the circumstances of the case, such person is fairly and reasonable entitled to be indemnified for such expenses which the court shall deem proper.

      Sections 78.751; 78.752, and Chapter 208, L. '97 of the General Corporation Law further provide that:

- to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith;

- indemnification provided for by Sections 78.751; 78.752, and Chapter 208, L. '97 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and

- the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such
            Section 78.751; 78.752, and Chapter 208, L. '97.

      Section 78.037, 1 of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto, validly approved by stockholders, may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Duraswitch's articles of incorporation contain such a provision.

      Duraswitch's articles of incorporation provide that Duraswitch shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the law. Duraswitch's bylaws provide that DuraSwitch may, to the extent authorized by the Board of Directors, indemnify employees and agents of DuraSwitch made a party to a legal proceeding by reason of that person being Duraswitch's employee or agent.

      Duraswitch has directors' and officers' liability insurance coverage with a policy limit of $2,000,000. The policy includes coverage for liability for certain violations of federal and state securities laws.

      Duraswitch has entered into indemnity agreements with its directors and officers for indemnification of and advance of such persons to the full extent permitted by law. Duraswitch intends to execute such indemnity agreements with its future officers and directors.

ITEM 7.  EXEMPTION FROM THE REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

      See the Exhibit Index following signatures page in this registration statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of DuraSwitch pursuant to the foregoing provisions, or otherwise, DuraSwitch has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, DuraSwitch certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Phoenix, State of Arizona, on July 10, 2000.

                                                DURASWITCH INDUSTRIES, INC.


                                                By:/s/ Robert J. Brilon
                                                       Robert J. Brilon
                                                       President and Chief
                                                       Financial Officer

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Brilon and R. Terren Dunlap, or either of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state of the United States, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                         Title
      /s/ R. Terren Dunlap                                                July 10, 2000
      R. Terren Dunlap              CEO, Chairman and Director            Date
                                    (Principal Executive Officer)

      /s/ Robert J. Brilon                                                July 10, 2000
      Robert J. Brilon              President and Chief Financial Date
                                    Officer (Principal Financial
                                    and Accounting Officer)
      /s/ Anthony J. Van Zeeland                                          July 10, 2000
      Anthony J. Van Zeeland              Director                        Date

      Michael A. Van Zeeland              Director                        Date

      /s/ John W. Hail                                                    July 10, 2000
      John W. Hail                        Director                        Date

      /s/ William E. Peelle                                               July 10, 2000
      William E. Peelle                   Director                        Date


      Carl G. Rausch                      Director                        Date

                           DURASWITCH INDUSTRIES, INC.

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT


      Exhibit                           Incorporated Herein          Filed
      Number   Description                By Reference To           Herewith
      ------   -----------                ---------------           --------
      4.1      Articles 3, 4, 5 and     Registrant's
               7 of the Articles of     Registration Statement
               Incorporation of         on Form SB-2, dated
               DuraSwitch               August 26, 1999, as
                                        amended.
      4.2      Articles II, III,        Registrant's
               and VI of the            Registration Statement
               Amended and Restated     on Form S-8, filed on or
               Bylaws of DuraSwitch     about December 10, 1999.

      5.1      Opinion of Quarles &                                   X
               Brady LLP

      23.1     Consent of Deloitte                                    X
               & Touche LLP

      23.2     Consent of Quarles &                                 Contained in
               Brady LLP                                            opinion filed
                                                                    as Exhibit 5.1
      99.1     DuraSwitch               Duraswitch's proxy
               Industries, Inc.         statement filed with
               2000 Stock Option        the SEC on or about May
               Plan                     12, 2000.

                                       2